UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Aspen Technology, Inc.
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Aspen Technology, Inc.
20 Crosby Drive
Bedford, MA 01730 USA

November 26, 2018
Dear AspenTech Stockholder:
This letter concerns our Proxy Statement for our 2018 Annual Meeting, to be held on December 7, 2018.
As you may know, Institutional Shareholder Services (ISS) issued a report dated November 15, 2018 that recommends a vote against proposal 4 (“say on pay” on executive compensation) presented in our proxy statement for our upcoming annual meeting of stockholders.
We were surprised to learn that the reason for ISS’s recommendation against proposal 4 is the inclusion of a provision in our executive retention agreement with Gary Weiss, our new Chief Operating Officer, that allows him to resign for “good reason” (and therefore be entitled to specified benefits) if our company is acquired and the acquirer fails to agree to be bound by the terms of the retention agreement.
Contrary to ISS’s commentary in its report, a copy of which is attached to this letter, we believe that the terms of the executive retention agreement, and our overall executive compensation program, closely align with the interests of our stockholders. And we note that the provision cited by ISS is neither new nor unusual in these types of agreements.

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The cited provision has been in our form of retention agreement since 2006. It was not changed for Mr. Weiss, as ISS seems to suggest. Every executive officer who has joined us since 2006 has had this provision in his retention agreement. Yet ISS has never raised this provision as a concern, and has always recommended a positive “say on pay” vote.

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Moreover, the provision cited by ISS is common in these types of retention agreements. Thirteen of the 24 companies in the peer group named by ISS have disclosed that their retention agreements contain similar provisions, as do 12 of the 20 peer companies identified in our proxy statement (some of which overlap with the ISS peers). This feature commonly appears in these agreements because it is consistent with the underlying rationale for the agreements: to avoid uncertainty, distractions and departures in a change in control situation by protecting executives against significant adverse changes in their material compensation and benefit plans for a limited period after a change in control. By doing so, this type of provision facilitates completion of the change of control, to the benefit of stockholders.

We find the ISS report confusing in its explanation as to why this feature is suddenly a problematic pay practice. ISS seems to believe that requiring a corporate buyer to assume and honor a change in control severance obligation for a limited, post-transaction protected period could “lock in unfavorable” pay practices or result in severance paid without an involuntary termination of employment. We do not see how ISS reaches this conclusion. The provision at issue relates to a potential material breach of the retention agreement and could result in a significant adverse change in benefits. It still requires the executive to terminate employment due to this breach (after notice to the company with an opportunity to cure). The ISS analysis also ignores the fact that, in any likely acquisition scenario, the acquirer would be bound to honor the retention agreement as a matter of law. Instead, ISS implies that the retention agreement should be left open to negotiation at the time of an acquisition -- which would defeat the fundamental purpose of these agreements: to avoid uncertainty, distractions and departures in a change in control situation.
ISS does not suggest there are any other problems with our executive compensation program. In fact, the ISS report observes that there is a low level of concern regarding pay-for-performance based on ISS’s quantitative analysis. We note that Glass Lewis has recommended a vote FOR proposal 4.
If you have already voted AGAINST proposal 4 based on the ISS report, we respectfully urge you to reconsider and change your vote to FOR proposal 4. If you have not yet voted, we continue to urge you to vote FOR proposal 4. Please note that our annual meeting is scheduled for December 7, and we therefore would appreciate your attention to this issue prior to December 7.

Thank you for your support of AspenTech.
Sincerely,

Antonio Pietri
President and Chief Executive Officer

Important Additional Information and Where to Find It
AspenTech has filed a definitive proxy statement on Schedule 14A and form of associated proxy card with the Securities and Exchange Commission in connection with the solicitation of proxies for its 2018 Annual Meeting of Stockholders (the “Definitive Proxy Statement”). AspenTech and certain of its directors and employees will be participants in the solicitation of proxies from stockholders in respect of the 2018 Annual Meeting. Information regarding Proposal 4 (“say on pay” on executive compensation) is set forth in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ASPENTECH ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY. Stockholders may obtain a free copy of the Definitive Proxy Statement from the Securities and Exchange Commission’s website at www.sec.gov or AspenTech’s website at ir.aspentech.com.

Attachment: Relevant Provision from Page 16 of the ISS Report

Problematic good reason definition in a new agreement. In August 2018, Gary Weiss commenced serving as the company's COO. In connection with this, the company entered into an executive retention agreement with Weiss which contains a problematic 'good reason' definition. Specifically, good reason is defined as, among other things, the company's failure to obtain the agreement from any successor to assume and agree to perform this executive retention agreement. This "good reason" definition is problematic if the agreement is not assumed and a new agreement with comparable benefits is offered by the acquirer to the NEO; this provides for potential incentive for locking in unfavorable agreements. As such, this provision may potentially lead to CIC severance payments without involuntary job loss, as the executive would have the ability to elect to continue employment or receive severance.